Exhibit 99.1

Rand Worldwide Appoints New Board Member
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Peter H. Kamin Joins Board of Directors

FRAMINGHAM, MA – March 26, 2012 – Rand Worldwide, Inc. (OTCBB: RWWI), a global provider of technology solutions to organizations with engineering design and information technology requirements, announces the appointment of Peter H. Kamin to the board of directors. Mr. Kamin, founder and managing partner of 3K Limited Partnership, has accumulated over 10% of the outstanding common shares of Rand Worldwide and brings his broad-based business knowledge to the Company. Prior to founding 3K Limited Partnership, Mr. Kamin was founder and managing partner at ValueAct Capital for 11 years and previously founded and managed Peak Investment L.P. Mr. Kamin currently serves as a director at Abatix Corp., Aldila Inc., Rockford Corporation as well as several other privately held companies.

“Through the addition of Peter, we are pleased to further supplement the excellent leadership, direction and guidance we receive from our board of directors,” commented Marc Dulude, chief executive officer of Rand Worldwide. “Peter’s focus on helping small and mid-cap companies grow is especially welcomed and we look forward to the value he will bring.”

Mr. Kamin will replace Mr. Eugene Fischer who resigned from the Board effective March 26, 2012.  Mr. Fischer co-founded Capstone Management LLC, a venture capital firm whose investment in Rand Worldwide has reached the end of its holding period.

“We thank Gene for his years of service on the boards of directors of the former Avatech Solutions and most recently that of Rand Worldwide, and wish him continued success,” said Lawrence Rychlak, president and chief financial officer at Rand Worldwide.

About Rand Worldwide
Rand Worldwide is one of the world’s leading professional services and technology companies for the engineering community, targeting organizations in the building, infrastructure, and manufacturing industries. The company advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Rand Worldwide to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, the company also provides data archiving based upon solutions from Autonomy, facilities management software from ARCHIBUS, CAD and PLM courseware through their ASCENT division and provides training and support solutions on Dassault Systèmes and PTC products. For more information, visit rand.com

Rand Worldwide Company Contact
Chantale Marchand
Rand Worldwide
Phone +1 (508) 663-1411
cmarchand@rand.com

Any and all trademarks making reference to or related to Rand Worldwide, IMAGINiT, ASCENT, ProductivityNOW, or Rand Secure Archive are registered and/or owned by Rand Worldwide, Inc., and/or its subsidiaries, affiliates, and/or other legal holders under the Rand Worldwide, Inc. name.

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